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                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                                 JUNE RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                  June 1994           Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $199.6  $193.8   $192.5   $783.6   $791.1   $786.0

FIFO Margin     $              53.4    53.1     52.3    210.8    217.6    215.4
     Margin     %             26.7%   27.4%    27.2%    26.9%    27.5%    27.4%

Total Expenses                 50.0    50.9     52.9    219.6    226.1    223.3

Gain on Dispos. of Properties     -       -        -      2.0      1.9        -
                             ---------------------------------------------------
EBIT                            3.4     2.2     (0.6)    (6.8)    (6.6)    (7.9)

Net Interest Expense            2.5     2.4      2.3     10.8     12.1     10.6
Non-Cash Inc. Tax Prov.(Ben.)   4.2     3.8        -     (1.8)    (2.2)       -
Extra. Chg., net of tax ben.      -       -        -      1.5      1.5        -
Non-Recurring (Gain)-Wertheim (12.0)  (12.0)       -    (12.0)   (12.0)       -
                             ---------------------------------------------------
Net Income (Loss)              $8.7    $8.0    ($2.9)   ($5.3)   ($6.0)  ($18.5)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)     (0.4)      -        -      0.4      1.5        -
Depr/Amort, LIFO, & other,net   0.1     0.1     (0.3)     2.2        -     (1.8)
                             ---------------------------------------------------
EBITDA                         $3.1    $2.3    ($0.9)   ($4.2)   ($5.1)   ($9.7)
                             ===================================================

BALANCE SHEET SUMMARY:                                  Balance at
                                                       end of Period
                                                      Actual    Plan
                                                     ------------------
Unrestricted Cash and Cash Equivalents                  $32.9    $34.1
Restricted Cash and Cash Equivalents                      1.0      1.0
Merchandise Inventories, LIFO                           474.6    473.1
Other Current Assets                                     35.6     30.1
                                                     ------------------
     Total Current Assets                               544.1    538.3
Net Fixed Assets                                         25.9     39.5
Other Assets and Deferred Charges                         7.6      6.7
                                                     ------------------
     Total Assets                                      $577.6   $584.5
                                                     ==================

Trade Accounts Payable                                  $72.4    $62.8
Short-Term Debt (Revolver)                              114.2    125.0
Other Current Liabilities                               168.6    179.1
                                                     ------------------
     Total Current Liabilities                          355.2    366.9
Long-Term Debt                                           42.2     42.3
Fresh-start Excess Net Assets (Negative Goodwill)        52.2     52.2
Unfavorable Lease Liability                              24.1     24.2
Other Long-Term Liabilities                              51.4     50.0
                                                     ------------------
     Total Liabilities & Fresh-St. Excess Net Assets    525.1    535.6
Paid-In-Capital                                          70.9     67.2
Retained Earnings (Deficit)                             (18.4)   (18.3)
                                                     ------------------
     Total Liabilities & Equity                        $577.6   $584.5
                                                     ==================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income summary represents 309 stores as compared to 305 stores in June 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7
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